(LOGO)
ADMINISTRATIVE OFFICES: 95 BEDFORD STREET. P.O. BOX 1439, MIDDLEBOROUGH, MA 02346 508-946-3000

January 29, 1999

Management Assertion

As of and for the year ended December 31, 1998, Plymouth Savings Bank (the "Bank") a subsidiary of Plymouth Bancorp, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America" Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Bank had a fidelity bond policy in effect for $7,000,000 per loss and an errors and omissions policy in effect for $2,500,000 per loss.

Thomas S. Olsen
President, Chairman & CEO

Samuel I. Parks Senior
Vice President, Treasurer, & CFO


Duxbury (781) 934-0101 Kingston (781) 585-6150 Plymouth (508) 746-3300
West Plymouth (508) 747-6060 Cotuit (508) 428-1300 Falmouth (508) 548-3000
Mashpee (508) 477-7984 Sandwich (508) 888-4444 Teaticket (508) 540-5002
Lakeville (508) 947-6601 Marion (508)748-2919 Mattapoisett (508)758-4936
Middleborough Ctr. (508)947-1300 Wareham (508)295-3800 E. Wareham(508)291-0908